Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

O’SULLIVAN INDUSTRIES, INC.

         O’Sullivan Industries, Inc. incorporated under the laws of the state of Delaware on July 7, 1969 hereby certifies that:

         FIRST: The name of the Corporation is O’SULLIVAN INDUSTRIES, INC.

         SECOND: The address of the Corporation’s registered office in the Sate of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:

          1.        Number of Shares. The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $1.00 per share.

          2.        Nonvoting Equity Stock Prohibited. The issuance of nonvoting equity securities is prohibited.

        FIFTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

        SIXTH: All corporate powers shall be exercised by the Board of Directors, except as otherwise provided herein or by law. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

        SEVENTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

        EIGHTH: Meetings of the stockholders of the Corporation, for all purposes, may be held within or without the State of Delaware as the By-laws may provide. The election of directors need not be written by ballot unless the By-laws so provide.

         NINTH: The Corporation reserves the right to amend, alter or change any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         TENTH:

               A.        GENERAL.

        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or, on or after the Effective Date (as defined in the Modified Second Amended Joint Plan of Reorganization of Debtors O’Sullivan Industries, Inc., O’Sullivan Industries Holdings, Inc., O’Sullivan Industries – Virginia, Inc., and O’Sullivan Furniture Factory Outlet, Inc. confirmed by order of the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division in the chapter 11 cases of the Corporation and certain of its affiliates styled as In re O’Sullivan Industries, Inc., et al., jointly administered under Case No. 05-83049) was a director, officer, employee or agent of the Corporation, or is or, on or after the Effective Date, was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all fees and expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               B.        DERIVATIVE ACTIONS.

        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or, on or after the Effective Date, was a director, officer, employee or agent of the Corporation, or is or, on or after the Effective Date, was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all fees and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               C.        INDEMNIFICATION IN CERTAIN CASES.

        To the extent that a present director, officer, employee or agent of the Corporation, or a former director, officer, employee or agent of the Corporation who held such status on or after the Effective Date (a “former director”), has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article Tenth, or in defense of any claim, issue or matter therein, he shall he indemnified against any and all fees and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection therewith.

               D.        PROCEDURE.

        Any indemnification under Sections A and B of this Article Tenth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections A and B. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

               E.        ADVANCES FOR EXPENSES.

        Fees and expenses (including, without limitation, attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the present or former director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Tenth.

               F.        RIGHTS NOT EXCLUSIVE.

        The indemnification and advancement of fees and expenses provided by, or granted pursuant to, the other subsections of this Article Tenth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               G.        INSURANCE.

        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or, on or after the Effective Date, was a director, officer, employee or agent of the Corporation, or is or, on or after the Effective Date, was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Tenth.

               H.        SURVIVAL OF RIGHTS.

        The indemnification and advancement of expenses provided by, or granted pursuant to this Article Tenth shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               I.        DEEMED A CONTRACT.

        The foregoing provisions of this Article Tenth shall be deemed to be a contract between the Corporation and each person who serves in any capacity specified in this Article Tenth at any time while this Article Tenth, as amended, is in effect, and any repeal or modification of this Article Tenth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, prosecution, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

               J.        MERGER OR CONSOLIDATION.

        For purposes of this Article Tenth, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, fiduciaries or agents, so that any person who is or, on or after the Effective Date, was a director, officer, employee, fiduciary or agent of such constituent corporation, or is or, on or after the Effective Date, was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Tenth with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

        ELEVENTH: A director (including former directors) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporate Laws of the State of Delaware (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is here after amended to permit further elimination or limitation of the personal liability of directors (including former directors), then the liability of such director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director (including former directors) of the Corporation existing at the time of such repeal or modification.

      Dated: April 10, 2006

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

/s/ Rowland H. Geddie, III
Name: Rowland H. Geddie, III Title: Vice President and General Counsel